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EXHIBIT 99.1

FOR RELEASE AT 3:00 PM CDT

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL THIRD QUARTER RESULTS

Milwaukee, Wisconsin - April 19, 2007 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended April 1, 2007.

Net sales for the Company’s three months ended April 1, 2007 were $45.6 million, compared to net sales of $46.6 million for the three months ended April 2, 2006. Net income for the period was $2.9 million, compared to $4.1 million in the prior year quarter. Diluted earnings per share for the period were $.82 compared to $1.10 in the prior year quarter.

During the prior year quarter, the Company sold approximately $3.4 million of pre-petition Chapter 11 accounts receivable due from Delphi Corporation to a third party for $1.78 million. As a result, this increased the prior year quarter operating results by $1.58 million ($994,000 after tax) and increased the prior year quarter diluted earnings per share by $.27. For further explanation see Note (A) in the “Results of Operations.”

For the nine months ended April 1, 2007, net sales were $121.6 million compared to net sales of $134.6 million in the prior year period. Net income was $4.7 million compared to $8.5 million and diluted earnings per share were $1.33 compared to $2.27 in the prior year.

Sales to STRATTEC’s largest customers overall decreased in the current quarter compared to the prior year quarter levels. Sales to DaimlerChrysler Corporation increased slightly during the current quarter to $15.9 million compared to $15.7 million due to additional product content. Sales to General Motors Corporation were $9.5 million compared to $8.5 million due to higher product content on certain GM vehicles. Sales to Delphi Corporation were $4.8 million compared to $6.7 million due primarily to reduced component content. Sales to Ford Motor Company were $5.7 million compared to $6.9 million due to lower Ford vehicle production volumes. Sales to Mitsubishi Motor Manufacturing of America were $525,000 compared to $1.3 million due to the previously announced phase-out of this customer relationship.

Gross profit margins were 18.3 percent in the current quarter compared to 19.6 percent in the prior year quarter. The lower gross profit margins in the current year quarter were primarily the result of higher purchased raw material costs for brass and zinc that reduced gross profit margins by $2.2 million or approximately 4.9% from the prior year quarter. Despite the decline in the current quarter’s gross margin as compared to the prior year, this quarter’s gross margin improved over those reported for the first six months of this fiscal year. The improvement reflects two positive developments. First, the higher raw material costs we have been experiencing were partially offset by raw material adjustments received from some of our customers. Second, we began to experience the results of our cost reduction activities implemented during the previously reported quarters.

Operating expenses were $5.0 million in the current quarter, compared to $5.5 million in the prior year quarter.

Provision for income taxes in the current quarter was our normal effective income tax rate of 37% while the prior year quarter included a favorable State income tax adjustment that positively impacted diluted earnings per share by $.04.

During the third quarter, the Company contributed $4.0 million to its Pension Trust.

STRATTEC designs, develops, manufacturers and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Plastics, Inc. of Grand Rapids, Michigan. The Company’s history in the automotive business spans nearly 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Third Quarter Ended			Nine Months Ended
	April 1, 2007	April 2, 2006		April 1, 2007	April 2, 2006
	(Unaudited)			(Unaudited)

Net Sales	$45,647	$46,575		$121,610	$134,646
Cost of Goods Sold	37,293	37,453		102,934	107,208
Gross Profit	8,354	9,122		18,676	27,438

Engineering, Selling &
Administrative Expenses	4,974	5,467		14,882	16,246
Provision (Recovery) for Doubtful
Accounts, net	-	(1,578	)(A)	-	1,622
Income from Operations	3,380	5,233		3,794	9,570

Interest Income	879	670		2,706	1,733
Interest Expense	-	-		-	-
Other Income, Net	341	408		490	572
Minority Interest	25	-		25	-
	4,625	6,311		7,015	11,875

Provision for Income Taxes	1,711	2,195		2,266	3,363

Net Income	$2,914	$4,116		$4,749	$8,512

Earnings Per Share:
Basic	$0.82	$1.11		$1.33	$2.28
Diluted	$0.82	$1.10		$1.33	$2.27

Average Basic
Shares Outstanding	3,537	3,722		3,558	3,737

Average Diluted
Shares Outstanding	3,541	3,725		3,561	3,742

Other
Capital Expenditures	$1,353	$883		$3,645	$4,723
Depreciation & Amortization	$1,699	$1,757		$5,216	$5,389

NOTE A:
Pre-petition Chapter 11 Accounts Receivable due from Delphi Corporation	$3,399
Provision for Doubtful Accounts recorded during the first quarter	($3,200)
Sale of pre-petition accounts receivable to third party	($1,777)
Net recovery during third quarter	($1,578)

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	April 1, 2007	July 2, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$62,619	$65,712
Receivables, net	25,354	25,357
Inventories	8,660	9,337
Other Current Assets	10,620	10,468
Total Current Assets	107,253	110,874
Investment in Joint Ventures	2,586	2,202
Prepaid Pension Obligations	13,469	7,602
Other Long Term Assets	187	197
Property, Plant and Equipment, Net	26,177	27,764
	$149,672	$148,639

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$17,255	$17,701
Other	11,286	11,825
Total Current Liabilities	28,541	29,526
Borrowings Under Line of Credit	-	-
Deferred Income Taxes	4,266	4,266
Accrued Post Retirement Obligations	4,588	4,572
Minority Interest	250	-
Shareholders’ Equity	240,406	234,989
Accumulated Other Comprehensive Loss	(2,712)	(2,958)
Less: Treasury Stock	(125,667)	(121,756)
Total Shareholders’ Equity	112,027	110,275
	$149,672	$148,639

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Third Quarter Ended		Nine Months Ended
	April 1, 2007	April 2, 2006	April 1, 2007	April 2, 2006
	(Unaudited)		(Unaudited)

Cash Flows from Operating Activities:
Net Income	$2,914	$4,116	$4,749	$8,512
Adjustment to Reconcile Net Income to
Cash Used in Operating Activities:
Minority Interest	(25)	-	(25)	-
Depreciation and Amortization	1,699	1,757	5,216	5,389
Stock Based Compensation Expense	187	301	566	861
Tax Benefit from Options Exercised	13	-	13	61
Provision (Recovery) for Doubtful Accounts	-	(1,578)	-	1,622
Change in Operating Assets/Liabilities	(7,280)	5,242	(6,294)	(4,470)
Other, net	(177)	(71)	(45)	6

Net Cash Provided (Used) by Operating Activities	(2,669)	9,767	4,180	11,981

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-	(100)	(50)
Additions to Property, Plant and Equipment	(1,353)	(883)	(3,645)	(4,723)
Proceeds from Sale of Property, Plant
and Equipment	-	-	21	22
Net Cash Used in Investing Activities	(1,353)	(883)	(3,724)	(4,751)

Cash Flow from Financing Activities:
Purchase of Common Stock	-	(1,797)	(3,922)	(2,993)
Investment by Minority Interest	274	-	274	-
Reissue/Exercise of Stock Options	82	9	99	1,077

Net Cash Provided (Used) by Financing Activities	356	(1,788)	(3,549)	(1,916)

Net Increase (Decrease) in Cash & Cash Equivalents	(3,666)	7,096	(3,093)	5,314

Cash and Cash Equivalents:
Beginning of Period	66,285	55,168	65,712	56,950
End of Period	$62,619	$62,264	$62,619	$62,264